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SEC File Number 000-50021
CUSIP Number

United States Securities and Exchange Commission

Washington, D.C. 20549

FORM 12b-25

NOTIFICATION OF LATE FILING

(check one)

-X-  Form 10-K;   ---  Form 20-F;   ---  Form 11-K;   ---  Form 10-Q;   ---  Form 10-D;   ---  Form N-SAR;  --- Form N-CSR

For Period Ended :  December 31, 2007

---  Transition Report on Form 10-K

---  Transition Report on Form 20-F

---  Transition Report on Form 11-K

---  Transition Report on Form 10-Q

---  Transition Report on Form N-SAR

For the Transition Period Ended: -------------------------------------

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART 1 – REGISTRANT INFORMATION

Full Name of Registrant:                NuTech Digital, Inc.

Former Name if Applicable:

Address of Principal Executive Office:  10390 Wilshire Boulevard, Penthouse 20

City, State and Zip Code:               Los Angeles, CA 90024

PART II – RULES 12B-25(b) AND (c)

           (a)  The reason described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

-X-        (b)  The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K, Form N-SAR, Form NCSR or portion thereof will be filed on or before the fifteenth calendar

                day following the prescribed due date; or the subject

                quarterly report on Form 10-Q, or portion there of will be filed on or before the fifth calendar day following the

                prescribed due day; and

           (c)  The accountant’s statement or other exhibit required by

                Rule 12b-25(c) has been attached if applicable.

PART III – NARRATIVE

State below in reasonable detail why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period.

The Company is in the process of completing the report and providing the requisite information to its auditors. We expect to file the required report within the allotted extension.

PART IV – OTHER INFORMATION

(1)  Name and telephone number of person to contact in regard to this notification.

        Richard M. Greenberg                  (310)                777-0012

     --------------------------------      -----------        ---------------------

                  (Name)                   (Area Code)         (Telephone Number)

(2)  Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceeding 12 months (or for such shorter period that the registrant was required to file such reports) been filed?  If the answer is no, identify report(s).    -X- Yes  --- No

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(3)  Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?    --- Yes  -X- No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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SIGNATURE

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NuTech Digital, Inc.

---------------------------------------------

(Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

March 31, 2008                  /s/Richard M. Greenberg

------------------------    By: ------------------------------------

Date                            Richard M. Greenberg

                                President, Secretary and Treasurer

                                (Chief Financial Officer)